                                                                      Exhibit 99

[LOGO OF FRONTIER CORPORATION/SM/]

Frontier Corporation

Frontier Center
180 South Clinton Avenue
Rochester, New York 14646-0700



Proxy Statement
------------------------------



NOTICE OF ANNUAL MEETING

OF COMMON SHAREOWNERS

TO BE HELD ON APRIL 29, 1998






Dear Shareowners:

You are cordially invited to attend the Annual Meeting of Common Shareowners of Frontier Corporation (the "Company") which is scheduled for 10:30 a.m., local time, on April 29, 1998. We will meet at the Westin Southfield-Detroit Hotel, 1500 Town Center, Southfield, Michigan.

We plan to present to you the following items for your approval:

(1)  The election of ten Directors;

(2) The ratification of Price Waterhouse LLP as the Company's public accountant for the fiscal year ending December 31, 1998; and

(3) Any other matters that may properly come before the meeting or any adjournments of the meeting.

Consistent with recent changes in New York law, effective March 1, 1998, the Board of Directors amended Article I, Section 11, of the By-Laws to permit fixing a record date not more than 60 days prior to a meeting, and amended
Article I, Section 10, to clarify that proxies may be transmitted, authorized or executed in any manner permitted by the Business Corporation Law. The Board of Directors amended Article II, Section 2, of the By-Laws to set the number of Directors constituting the entire Board at ten, effective April 29, 1998.

Owners of Common Stock of record at the close of business on March 2, 1998, are entitled to notice of and to vote at the meeting. The meeting will be sign language interpreted for the hearing impaired.

A copy of this proxy statement and the Company's Annual Report are also available on the Company's web site which can be reached at:
http://www.frontiercorp.com




Your vote is very important. Please either vote electronically or sign and date the enclosed proxy card and return it promptly in the enclosed return envelope, whether or not you expect to attend the meeting. If you do not specify your choices when you vote, it will be understood that you wish to have your shares voted in accordance with the Board of Directors' recommendations. You may revoke your proxy and vote in person if you decide to attend the meeting.

An admission card will be required to gain entry to the meeting. If you are planning to attend the Annual Meeting, please check the appropriate box on the proxy card. We will then send to you your admission card. A map identifying the location of the meeting place appears on the back cover of the proxy statement.

We hope to see you at the meeting on April 29, 1998.

By Action of the Board of Directors,

/s/ Josephine S. Trubek

Josephine S. Trubek
Corporate Secretary
Rochester, New York
March 12, 1998

Table of Contents


Proxy Statement

Proxy Solicitation                         1

Voting at the Annual Meeting               1

Proposal 1 - Election of Directors         1

Nominees for Director                      1

Information about the Board of Directors   3

Stock Ownership of Management, Directors
 and Certain Beneficial Owners             4

Section 16(a) Beneficial Ownership
 Reporting Compliance                      5

Report of Committee on Directors           5

Report of Committee on Management          6

Performance Graph                          8

Compensation of Company Management         9

Summary Compensation Table                 9

Option/SAR Grants in Last Fiscal Year     10

Individual Grants in 1997 Table           10

Aggregated Option/SAR Exercises in
 Last Fiscal Year and Fiscal Year-End
 Option/SAR Values Table                  11

Long-Term Incentive Plans-Awards in
 Last Fiscal Year Table                   11

Pension Plan Table                        12

Employment Contracts                      13

Indebtedness of Management                14

Business Transactions and Relationships   14

Compensation Committee Interlocks and
 Insider Participation in Compensation
 Decisions                                14

Indemnification of Certain Persons        14

Proposal 2 - Ratification of Public       15
 Accountant

1999 Meeting-Future Proposals of          15
 Shareowners

Other Matters                             15

Proxy Statement
1998 Annual Meeting of Common Shareowners
of Frontier Corporation
--------------------------------------------------------------------------------

Proxy Solicitation

The board of directors ("Board of Directors") of Frontier Corporation (the "Company"), a New York corporation, is soliciting proxies for use at the annual meeting of holders of the Company's $1.00 par value common stock (the "Annual Meeting"). The meeting will be held on April 29, 1998, at 10:30 a.m., local time at the Westin Southfield-Detroit Hotel, 1500 Town Center, Southfield, Michigan 48075, or any later time, if adjourned, for the purposes stated in the Notice of Annual Meeting of Common Shareowners provided to you. We are sending you this Proxy Statement and the enclosed proxy card and alternative electronic voting instructions in connection with the Board's solicitation so that you may vote your shares.

  The Company will pay the cost of proxy solicitation. In addition to the solicitation of proxies by mail, some officers and employees of the Company, without additional compensation, may contact you personally or by telephone, facsimile, telegraph or cable, to solicit your proxy. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse such persons for forwarding such materials. In addition, the Company has retained Innisfree M&A Incorporated, New York, New York, to aid in the solicitation of proxies at a fee of $6,000 plus reimbursement for out-of-pocket expenses incurred by that firm on behalf of the Company.

  The principal executive offices of the Company are located at 180 South Clinton Avenue, Rochester, New York 14646. The main telephone number is
(716) 777-1000.

Voting at the Annual Meeting

The close of business on March 2, 1998, is the Record Date for determination of the shareowners entitled to notice of, and to vote at, the Annual Meeting. On that date there were 170,961,366 shares of the Company's $1.00 par value common stock outstanding and entitled to vote at the meeting. You are entitled to cast one vote for each share held as of the Record Date on matters properly brought before the meeting.

  Each proxy which is properly executed and returned in the enclosed return envelope or is properly voted electronically will be voted at the Annual Meeting. Shares represented by your proxy will be voted in accordance with the directions you specify on the proxy card or that you specify electronically. If your proxy does not specify a choice, your shares will be voted for the election of the Directors nominated in the proxy and in favor of ratification of the election of Price Waterhouse LLP as public accountant. You have the right to revoke your proxy by executing a proxy bearing a later date, by attending the meeting and voting in person, or by otherwise notifying the Company prior to the meeting.

  Both the hard-copy proxy card and the electronic voting proxy card contain spaces for you to indicate if you wish to abstain on the proposal or to withhold authority to vote for one or more nominees for Director. Directors are elected by a plurality of the votes cast. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast in connection with that nominee's election. The public accountant is ratified by a majority of the votes cast. Abstentions are not counted in determining the votes cast in connection with the ratification of the public accountant.

  The New York Stock Exchange allows brokerage firms holding shares for the benefit of their clients to vote in their discretion on behalf of their clients with respect to "discretionary items" if the clients have not furnished voting instructions within ten days of the shareowner meeting. The election of Directors and the ratification of the public accountant are discretionary items with respect to which brokerage firms may vote.

--------------------------------------------------------------------------------
Proposal 1 - Election of Directors

YOUR BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" ALL NOMINEES.

--------------------------------------------------------------------------------
Nominees for Director

The Board of Directors nominates the ten persons named on pages 2 and 3 for election to the Board of Directors. All of these people are currently Directors of the Company, and their terms of office all expire on the date of the Annual Meeting. If elected, each will serve until the Annual Meeting of Shareowners to be held in 1999 or until such time as his or her respective successor is elected. The Board believes that all of the persons it has nominated will be available and willing to serve as Directors. The accompanying proxy will be voted for the election of these nominees, unless authority to vote for one or more nominees is withheld. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any substitute nominee designated by the Board or its Executive Committee, or the Board may fill the vacancy at a later date after selecting an appropriate person.

  The principal occupation and business experience of each nominee for election at the Annual Meeting of Common Shareowners to be held on April 29, 1998 appears next to that person's photograph.


This Proxy Statement and Form of Proxy are being first sent to Shareowners on
                               March 12, 1998.

--------------------------------------------------------------------------------
[PHOTO OF PATRICIA C. BARRON]

Patricia C. Barron, 55, is Corporate Vice President, Business Operations Support, Xerox Corporation, a manufacturer of office systems and equipment, and has held this position since May 1997. From February 1994 until May 1997, she was President, Xerox Engineering Systems. From March 1992 until February 1994, she was President, Office Documents Products Division, Xerox Corporation. She is a Director of Aramark Corporation, Quaker Chemical Corporation, Reynolds Metals Company, and Teleflex Corporation. She has been a Director of the Company since 1990.

--------------------------------------------------------------------------------
[PHOTO OF RAUL E. CESAN]

Raul E. Cesan, 50, is President, Schering-Plough Pharmaceuticals and Executive Vice President, Schering-Plough Corporation, a worldwide manufacturer and marketer of pharmaceutical and health care products and has held this position since September 1994. From September 1992 through September 1994, he was President, Schering Laboratories - U.S. Pharmaceutical Operations. From September 1988 to September 1992, he was President, Schering-Plough International. He has been a Director of the Company since 1995.

--------------------------------------------------------------------------------
[PHOTO OF JOSEPH P. CLAYTON]

Joseph P. Clayton, 48, is Chief Executive Officer and President of the Company and has held this position since August 1997. He also served as the Company's President and Chief Operating Officer from June 1997 to August 1997. From March 1992 until December 1996 he was Executive Vice President, Marketing and Sales - Americas and Asia, Thomson Consumer Electronics, a worldwide leader in the consumer electronics industry. He has been a Director of the Company since 1997.

--------------------------------------------------------------------------------
[PHOTO OF BRENDA E. EDGERTON]

Brenda E. Edgerton, 48, is Vice President - Business Development, Campbell Soup Company, a manufacturer of prepared convenience foods and has held this position since May 1996. From May 1994 to May 1996, she held the position Vice President, Finance - U.S. Soup, and from August 1989 through April 1994, she was Vice President and Treasurer, Campbell Soup Company. She has been a Director of the Company since 1993.

--------------------------------------------------------------------------------
[PHOTO OF JAIRO A. ESTRADA]

Jairo A. Estrada, 50, is President and Chief Executive Officer of EMRALD Enterprises, a private investment firm. He has served in this capacity since June 1996. Until December 1995, he was Chairman of the Board and Chief Executive Officer of Garden Way Incorporated, a company which manufactures outdoor power equipment, as well as Chairman of the Board of Stairmaster, which manufactures exercise equipment. He is Chairman of the Board of Mercer Management, Inc., and a member of the Board of Flow Management Technologies, Inc., and of the Essential Nutrition Company. Mr. Estrada has been a Director of the Company since 1989.

--------------------------------------------------------------------------------
[PHOTO OF MICHAEL E. FAHERTY]

Michael E. Faherty, 62, is an active investor in publicly traded securities and in various venture capital and other private businesses. He is also the principal of MICO, a general business consulting and contract executive firm. In connection with this business, he has served as an executive for various companies. Since 1994, he has served as Chairman of ECCS, Inc., a provider of open systems-based networked computing solutions which incorporate ECCS's mass storage enhancement products. From 1994 until June 1996, he was also ECCS's Chief Executive Officer. From January 1992 to January 1994, he was President and Chief Executive Officer of Shared Financial Systems, Inc. He has also served for varying periods of time as President and/or Chairman of Intec Corp., and either Chief Executive or Chief Operating Officer of Information Magnetics, Cable & Wireless North America, Digital Sound Corporation, and Banc Tec, Inc. He is a Director of Banc Tec, Inc., and of ECCS, Inc. Mr. Faherty has been a Director of the Company since 1995.

--------------------------------------------------------------------------------
[PHOTO OF ALAN C. HASSELWANDER]

Alan C. Hasselwander, 64, is Past Chairman of the Board of Rochester Telephone Corporation (now Frontier Corporation). From February 1992 to April 1992, he was Chairman of the Company. From July 1984 to February 1992, he was President and Chief Executive Officer of the Company. He has been a Director of the Company since 1984.

--------------------------------------------------------------------------------
[PHOTO OF ROBERT HOLLAND, JR.]

Robert Holland, Jr., 57, is the Chief Executive Officer of Workplace Integrators, an office furniture distributor, and has held that position since June 1997. From February 1995 until October 1996, he was Chief Executive Officer of Ben and Jerry's Homemade, Inc., a manufacturer and marketer of premium ice cream. From 1991 to 1995, he was Chairman and Chief Executive Officer of Rokher-J, Inc., a business consulting firm, and from 1990 to 1991, he was Chairman of Gilreath

Manufacturing, Inc. He is also a Director of Mutual Life Insurance Company of New York, Olin Corporation, Tricon Global Restaurants, Inc., Trumark Inc., and A.C. Nielsen Co. Mr. Holland has been a Director of the Company since 1995.

--------------------------------------------------------------------------------
[PHOTO OF DOUGLAS H. MCCORKINDALE]

Douglas H. McCorkindale, 58, is Vice Chairman and President of Gannett Co., Inc., a nationwide diversified communications company and has held that position since September 1997. Prior to that he held the position of Vice Chairman and Chief Financial and Administrative Officer. He is a Director of Gannett Co., Inc., Continental Airlines, and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a Director of the Company since 1980.

--------------------------------------------------------------------------------
[PHOTO OF DR. LEO J. THOMAS]

Dr. Leo J. Thomas, 61, retired in May 1996, from Eastman Kodak Company, a manufacturer of imaging products. From September 1994 to May 1996, he held the position of Executive Vice President and from September 1991 to September 1994, he was Group Vice President, Eastman Kodak Company. He is a Director of John Wiley & Sons, Inc. He has been a Director of the Company since 1984.

--------------------------------------------------------------------------------
Information About The Board Of Directors

Board of Directors

The Board of Directors of the Company currently consists of eleven persons and held sixteen meetings during 1997. All of the Directors attended at least 75% of the total meetings of the Board and its committees which they were eligible to attend.

Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through the activities of its committees. The standing committees of the Board are the Audit Committee, the Committee on Management, the Committee on Directors and the Executive Committee.

Audit Committee

The Audit Committee of the Board is currently composed of Jairo A. Estrada, Chair; Brenda E. Edgerton and Daniel E. Gill. This committee reviews the scope of audit activities and the financial reports of the Company, and reviews with management significant and material matters which may result in either potential liability to the Company or significant exposure to the Company. The Committee also makes reports and recommendations with respect to audit activities, findings, and reports of the independent public accountant and the internal audit staff of the Company. The Audit Committee held six meetings in 1997.

Committee on Management

The present members of the Committee on Management are Dr. Leo J. Thomas, Chair; Raul E. Cesan and Michael E. Faherty. This committee is responsible for determining the compensation, benefits and perquisites of all senior executive officers of the Company, with the exception of the Chief Executive Officer, and for recommending the compensation, benefits and perquisites of the Chief Executive Officer to the full Board after an evaluation of his performance. This committee also develops and administers executive compensation plans and reviews succession planning for the Company and other significant human resources issues. The Committee on Management held twelve meetings in 1997.

Committee on Directors

The Committee on Directors serves as the nominating committee and is responsible for corporate governance issues. The Committee currently consists of Patricia C. Barron, Chair; Brenda E. Edgerton, Robert Holland, Jr., and Douglas H. McCorkindale. The Committee reviews all matters relating to the selection, qualification, evaluation, and compensation of members of the Board of Directors and all nominees to the Board. The Committee on Directors held six meetings in 1997.

  The Committee on Directors will consider nominations by shareowners. Such suggestions should include sufficient biographical information so that the Committee can appropriately assess a nominee's qualifications. This information would include, at a minimum, the nominee's name and address, business and other experience relevant to serving as a member of Frontier's Board of Directors, and a listing of any other Boards on which the nominee may be a member. All submissions should be sent by a letter addressed to the Corporate Secretary, Frontier Corporation, 180 South Clinton Avenue, Rochester, New York 14646-0700. Suggestions in connection with the 1999 Annual Meeting of Common Shareowners must be received by October 30, 1998 in order to receive consideration.

Executive Committee

The present members of the Executive Committee are Douglas H. McCorkindale, Chair; Patricia C. Barron, Joseph P. Clayton, Jairo A. Estrada, Alan C. Hasselwander and Dr. Leo J. Thomas. The Chair of the Executive Committee serves as the lead outside director. The Executive Committee possesses all of the powers of the Board of Directors except those which, by law or the Company's By-Laws, cannot be delegated to it. The Executive Committee met five times in 1997.

Compensation of Directors

Directors are paid an annual retainer and meeting fees. The annual retainer consists of 1,200 shares of Frontier Corporation common stock. The meeting fee is $1,500 for each Board and/or committee meeting attended. The annual retainer for each committee chair consists of an additional 300 shares of Frontier Corporation common stock. New Directors also receive an additional one-time grant of 1,000 shares of Frontier Corporation common stock which they must hold during their tenure on the Board. The lead director receives additional compensation equal to the cash value of 1,200 shares of the Company's common stock. Mr. McCorkindale served as lead director in 1997. It is currently expected that he will continue to serve in this capacity in 1998. Directors who are employees of the Company or its subsidiaries receive no annual retainer or meeting fees. Directors may elect to defer payment of their fees to future years.

  Pursuant to the Company's Directors' Stock Incentive Plan, Directors annually receive an option to purchase 4,000 shares of the Company's common stock. These options expire ten years after issuance, and the exercise price is the closing price of the stock on the day the option was issued. Each outside Director received a grant of options for 4,000 shares at an exercise price of $16.375 per share on May 2, 1997.

  Directors also receive cellular telephone equipment and service and other nominal in-kind items.

--------------------------------------------------------------------------------
Stock Ownership of Management, Directors and Certain Beneficial Owners

In 1993, the Committee on Directors first established targets for the minimum amounts of the Company's common stock which Directors should own. These targets for stock ownership consider the length of a Director's tenure on the Board. The 1997 target for Directors with at least five years' service on the Board was the beneficial ownership of approximately 6,800 shares of the Company's common stock. All Directors with at least five years of service on the Board have met that target. The new target beginning in 1998 for each outside Director is the beneficial ownership of at least 12,000 shares of the Company's common stock.

  Executive officers of the Company are also encouraged to own shares of the Company. The recommended stock ownership level is based on each officer's position in the organization and is a multiple of salary. Mr. Clayton and each Executive Vice President has a stock ownership target which is the beneficial ownership of Company common stock equal in value to four times his or her respective salary. Each other Company executive has a target of beneficial ownership of Company common stock, varying by salary grade, equal in value to one to three times his or her respective salary. Each corporate officer is expected to achieve his or her target by the later of January 1, 1999 or the fifth anniversary of his or her appointment as an executive officer.

  The following table sets forth the number of shares of the Company's common stock beneficially owned by each Director and nominee, by each of the named executive officers other than Mr. Bittner, and by Directors and officers of the Company as a group as of February 10, 1998. Mr. Bittner is not included in the following table because he died August 31, 1997; any shares beneficially owned by him at the date of his death are now beneficially owned by his estate or heirs. No Director, officer or nominee beneficially owns more than 1% of the Company's outstanding shares of common stock. The group's aggregate holdings constitute less than 1% of the Company's issued and outstanding common stock.

Management and Directors Stock Ownership Table as of February 10, 1998

                                                       Total
                                          Common       Stock   Beneficial
  Name                                   Stock(1)  Options(2)   Ownership
--------------------------------------------------------------------------------

Directors and Nominees:

Patricia C. Barron                        10,847      11,399       22,246
Raul E. Cesan                              6,976       3,999       10,975
Joseph P. Clayton                        309,163           0      309,163
Brenda E. Edgerton                         9,395      10,449       19,844
Jairo A. Estrada                          21,145      11,999       31,144
Michael E. Faherty                        15,808      95,722      111,530
Daniel E. Gill                            11,682      11,999       23,681
Alan C. Hasselwander(3)                   38,027       9,265       47,292
Robert Holland, Jr.                        7,319       3,777       11,096
Douglas H. McCorkindale                   11,720      11,999       23,719
Dr. Leo J. Thomas                         31,334      11,999       43,333

Named Executive
  Officers:

Robert L. Barrett                        108,688     149,999      258,687
Joseph P. Clayton                        309,163           0      309,163
Jeremiah T. Carr                          75,227     155,799      231,026
Louis L. Massaro                          94,747     179,465      274,212
Donna L. Reeves-Collins                    5,687      28,066       33,753

Directors and Executive
  Officers as a Group
  (18 persons)                           781,031     793,401    1,574,432
--------------------------------------------------------------------------------

(Footnotes to Management and Directors Stock
Ownership Table)

(1) Includes all shares which each Director, nominee or officer directly, or through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct the voting of such shares or to dispose or to direct the disposition of such shares. Amounts in this column include both vested and unvested restricted stock granted to selected executive officers. (Please see Summary Compensation Table footnote 3 at page 10.) However, these amounts do not include shares which each such person has the right to acquire pursuant to options or other rights.

(2) Includes all shares which such persons have the right to acquire within the sixty days following February 10, 1998, pursuant to options or other rights. These amounts do not include shares which such persons have the right to acquire more than sixty days after that date.

(3) Includes 1,400 shares owned by Mr. Hasselwander's spouse. Mr. Hasselwander disclaims beneficial ownership of these shares.

Set forth below is the name, address and stock ownership of the only person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of common stock.

Stock Ownership of Certain Beneficial Owners as of December 31, 1997

                                     Number of
  Name and Address                   Shares of  Percent of
  of Beneficial Owner             Common Stock       Class

--------------------------------------------------------------------------------
Delaware Management
  Holdings, Inc. (1)                12,929,159        7.88%
2005 Market Street
Philadelphia, Pennsylvania 19103
--------------------------------------------------------------------------------

(1) Delaware Management Holdings, Inc., filed with the Securities and Exchange Commission a Schedule 13G, dated February 9, 1998, stating that it beneficially owned in the aggregate 12,929,159 shares of the Company's common stock in its capacity as the parent holding company of Delaware Management Company, Inc. In its Schedule 13G filing, Delaware Management Holdings, Inc., also disclosed that with respect to the shares it beneficially owns, it has sole voting power with respect to 8,839,300 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 12,267,459 shares, and shared dispositive power with respect to 661,700 shares.

--------------------------------------------------------------------------------
Section 16(a) Beneficial Ownership
Reporting Compliance

The Company's Directors, executive officers and shareowners holding in excess of 10% of the common stock are required to file reports with the Securities and Exchange Commission and the New York Stock Exchange, with copies to the Company, concerning ownership of and transactions in the Company's common stock. Based solely on those reports furnished to the Company and related information, the Company believes that all such filing requirements for 1997 were complied with in a timely fashion.

--------------------------------------------------------------------------------
Report of Committee on Directors

The Company believes that good corporate governance supports the financial performance of the Company and serves the best interests of the shareowners. Your Board formed the Committee on Directors in 1993 to focus the Board's attention on corporate governance and to serve as the nominating committee. Since then, the Committee initiated several actions designed to increase the independence of the Board and to enhance the alignment of Directors' interests with those of shareowners. Many of these actions were already reported to you in prior proxy statements. During 1997, the Committee continued its efforts to improve the Company's corporate governance.

  The Board adopted a set of Governance Guidelines in 1994. The Guidelines establish the framework and standards for Board operation, are reviewed annually and are described generally here.

  The Governance Guidelines set the size of the Board to be between 9 and 14 members, each of whom is elected for a one-year term. We expect 100 percent attendance with a minimum permitted attendance of 75 percent of the meetings. The minimum number of Board meetings held each year is 5 and, for each Committee, is 2.

  The Board is composed of primarily outside Directors and all Committees, except the Executive Committee, are composed entirely of independent outside Directors. A majority of the Executive Committee are independent outside Directors. Retirement age is 70. If a Director's primary job changes, he or she submits a resignation to the Committee on Directors which, after consideration, recommends whether or not to accept it. Retirement is considered a job change in the context of this provision. The Chair of the Executive Committee serves as the lead outside director. In recognition of the additional responsibilities of the lead director function, this Committee recommended that in 1997, and again in 1998, the lead director receive additional compensation in an amount equal to the cash value of 1,200 shares of the Company's common stock. This additional compensation was approved by the full Board of Directors.

  The Committee monitors the stock ownership of the members of the Board and reports that all current outside Board members have met their respective stock ownership target in effect at the end of 1997. At the end of 1997, the Committee reviewed the stock ownership target. Rather than continuing the target of four times the average annual compensation of a Director, the Committee increased the target to be reached over a period of five years to 12,000 shares, effective January 1, 1998.

  In 1996, the Committee reviewed Board member compensation and determined that a major shift was desirable to more closely align the Directors' interests with those of the shareowners. Thus, the Committee recommended that beginning with the 1996 compensation package, the full retainer paid to each Board member and each Chair of a Committee would be in the form of shares of Frontier common stock. The Board approved this plan, and subsequently the shareowners approved this plan at the April 24, 1996 Annual Meeting of shareowners. This plan remains in effect for 1998.

  In 1995, the Committee utilized a formal system of evaluation of each Director in its process of nomination of the slate of nominees submitted to shareowners for a vote at the Annual Meeting of Shareowners. In 1996, the Committee introduced a full peer evaluation process which provided feedback to the individual Directors and to the Board as a whole with respect to strengths of the Board and areas for improvement. This peer evaluation process will be followed on a two-year cycle. In alternate years, the Board evaluates its effectiveness as a whole in a number of areas of the Board's responsibility including the protection of shareowners' interests, CEO performance, strategic planning and management succession.

  Your Committee on Directors will continue to review annually the governance standards and recommend improvements in governance to the full Board of Directors. A complete copy of the Governance Guidelines is available from the Corporate Secretary.

Respectfully submitted,

The Committee on Directors
Patricia C. Barron (Chair)
Brenda E. Edgerton
Robert Holland, Jr.
Douglas H. McCorkindale
January 26, 1998

--------------------------------------------------------------------------------
Report of Committee on Management

Compensation Philosophy and Policy

The Committee on Management believes that it is imperative for Frontier to offer an aggressive, competitive compensation program to motivate employees to build wealth for shareowners. The executive compensation program is designed to reward employees whose results enable the Company to achieve its vision. The components of the program are:

 . Base Salary
 . Annual Incentive Plan (Bonus)
 . Stock Incentive Plan

  The executive compensation program is structured to attract and retain the highest caliber executives who are compensated based on the Company's consolidated performance and the individual's contribution. The program is designed to be competitive with compensation programs offered by comparable employers. The Company retained William M. Mercer, Inc. to review its executive compensation program on an annual basis. Information from this consulting firm, other independent studies and public information concerning salary, bonus and long-term incentive payments paid by companies in the telecommunications and related industries are used by this Committee to determine an appropriate compensation package for the Company's executives.

  The analysis includes information from a peer group of twenty-eight companies in the telephone, long distance, cable television, cellular and information technology industries. This group includes most of the companies reported in the Standard & Poor's Telephone Index and all of the companies reported in the Standard & Poor's Long Distance Index, together with additional companies. The Company's policy is to establish benchmarks at the median and 75th percentile of the comparative companies and to reward results based on performance. On a comparative basis, the base salary of the Company's CEO and its other executives, on average, would be considered within the third quartile of this group of peer companies.

Significant Actions During The Year

In early 1997, Mr. Bittner, then CEO, was diagnosed and treated for a malignant brain tumor. At the time, the severity of his condition and his ability to continue to execute the duties of his office were uncertain. Therefore, this Committee immediately took two actions. First, action was taken to stabilize the senior executive team during Mr. Bittner's illness. For key senior executives, this Committee approved stock option grants and grants of restricted stock with vesting tied to stock price performance targets and passage of time. Restricted stock awards expire on February 28, 2000. Each executive must continue to be employed by the Company and specified stock price targets must be achieved by certain dates for vesting to occur. Executives who leave the Company for any reason other than retirement, death or disability forfeit all unvested awards. No greater than one-third of an executive's award can be paid in either 1998 or 1999. On the grant date the Company's stock price was $21.875 per share. The stock price performance vesting criteria for the first one-third of the grant is the achievement of at least a $24.00 stock price for twenty business days in a thirty business day period. Subsequent thirds will vest upon achievement, for the same minimum duration, of stock prices of $26.00 and $29.00, and the passage of time.

  Coincident with these actions, a search was begun to identify a Chief Operating Officer (COO). A candidate was sought who could step in and run the day-to-day operations and who also possessed the capabilities to move up to the CEO position. In June, Mr. Clayton was hired to fulfill this role. In August, shortly preceding Mr. Bittner's death, Mr. Clayton was appointed CEO.

  During 1997, Mr. Massaro indicated a desire to retire. In order to allow adequate time to identify and appoint his successor and to provide an orderly transition of his duties, the Company and Mr. Massaro entered into a Service Continuation Agreement. This agreement defines the term of his employment and the consulting services to be provided to Frontier during the first year following his retirement.

  In October, Mr. Clayton restructured the executive group to better focus the Company on critical goals for 1998 and beyond. Mr. Bennis, formerly Executive Vice President, resigned and Mr. Gregory, formerly Senior Vice President, retired. At that time Ms. Reeves-Collins was promoted to Senior Vice President responsible for sales and David Carey, an additional Senior Vice President responsible for marketing, was hired.

  In January 1998, the Committee negotiated, with the Board's approval, a new employment agreement with Mr. Clayton to reflect his duties as Chief Executive Officer. The term of the agreement is for three years and defines the elements of his compensation.

Base Salary

The salaries of the executive officers are based on the executive's performance and an analysis of base salaries paid executive officers having similar responsibilities in other companies. This analysis included the companies in the peer group of twenty-eight publicly-traded companies together with additional companies from other industries with similar revenues and/or asset values. Mr. Clayton's base salary was set when he was hired in June 1997 and was based on his responsibilities as Chief Operating Officer as well as his capabilities to assume the role of Chief Executive Officer. No adjustment was made to his salary either upon assuming the chief executive role or later in 1997. The base salaries of the other executive officer positions, other than that of the Chief Executive Officer, were set during 1997 and are commensurate with the respective position's responsibilities. This Committee continues to review executive salary levels in order to ensure competitiveness.

  In addition to benchmarking comparative companies' salaries, salary levels for the executives were based upon a subjective assessment of each individual's performance and responsibilities as well as overall corporate performance as measured by actual earnings per share and revenue versus pre-established targets, strategic goals and business and individual performance. No relative weights are attributed to any specific measurement factors.

Annual Incentive Plan (Bonus)

The Company's annual incentive plan is a bonus plan designed to provide performance-based compensation awards to executives for achievement during the past year. For executive officers, annual incentive awards are a function of individual performance and consolidated corporate results. Business unit performance is also a component of the annual incentive plan for certain of those employees involved in line operations below the executive officer level. All participants are subject to a discretionary adjustment, either positive or negative, based on individual performance. The specified qualitative and quantitative criteria employed by the Committee in determining annual incentive awards vary individually and from year to year. These criteria, or targets, are established as a means of measuring executive performance. The corporate target for 1997 was an equally weighted earnings per share and revenue target established by this Committee as an incentive to improve the financial performance of the firm and thus improve long-term stock performance. Performance objectives and associated payout opportunities were established at the beginning of the year for executive officers other than Mr. Clayton. The objectives are identified as threshold, standard and premier targets with standard performance yielding payouts at the median level competitively. Actual 1997 corporate performance was below the threshold level, and accordingly, there was no bonus payout for those executives. Mr. Clayton joined Frontier in June 1997, and as part of his initial compensation package, he was guaranteed an incentive bonus of $300,000 for 1997. In conjunction with his appointment as Chief Executive Officer in August 1997, the guarantee amount was increased to $350,000. Payment of this amount was made in early 1998. No guarantee exists for 1998 or beyond.

Stock Incentive Plan

This Committee believes that stock-based plans are an important component of executive compensation programs because they tie long-term compensation directly to the interests of shareowners. The Company's Management Stock Incentive Plan is designed to align executive compensation with long-term performance of the Company's stock. Stock options issued in 1997 do not expire until 2007, and the exercise price is the closing price of the stock on the day the option was granted. This Committee makes a subjective determination of the specific stock option grant to be awarded to each executive officer. The factors considered by the Committee in making this determination are:

(a) the executive officer's past performance on previously set objectives;

(b) his or her expected future contribution to the long-term strategic goals and objectives of the Company; and

(c) industry practices.

No relative weights are attributed to any of these factors. All executive officers of the Company received options in 1997 based on their position in the Company, their contribution to the achievement of the Company's long-term objectives as assessed by Committee members based on their experience with the executive officers, and upon the recommendation of the Chief Executive Officer. Upon the recommendation of this Committee, Mr. Bittner received stock option grants based upon these factors as well. Mr. Clayton and other executive officers who joined Frontier during 1997 received stock option grants based upon their expected future contributions to the long-term strategic goals and objectives of the Company as assessed by Committee members.

  Restricted stock awards were granted to incent and retain certain of the named executive officers. The awards were issued to them based upon their expected contribution to the achievement of the Company's long-term objectives as assessed by Committee members based on their experience with the executive officers, and upon recommendation of Mr. Bittner, the then Chief Executive Officer. Restricted stock awards issued to them in 1997 carry the terms and conditions as presented under "Significant Actions During The Year" on page 6. Upon the recommendation of this Committee, the Board of Directors awarded Mr. Bittner restricted stock under these terms as well. Under the terms of the Management Stock Incentive Plan, should these performance targets be achieved prior to the restricted stock expiration on February 28, 2000, a pro rata portion of the shares will be awarded to Mr. Bittner's estate. The performance target associated with the first one-third of the overall grant was met on January 21, 1998 and vested on February 4, 1998. Mr. Bittner's estate will receive its pro rata distribution of 19,444 shares during February 1998.

Other Actions

The Committee believes that stock-based programs provide the best long-term incentives, are excellent motivators and better align the efforts of employees with the objectives of the shareowners. The Committee had previously established stock ownership guidelines for the Company's executives. These guidelines are described elsewhere in this proxy statement.

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million per person for compensation paid to the five highest paid executive officers unless certain requirements are met. The Management Stock Incentive Plan, specifically as it relates to performance-based restricted stock, is designed to comply with Section 162(m) requirements. The Committee favors a pay-for-performance compensation program and intends to continue to review executive compensation plans in consideration of the regulation.

  No member of this Committee is a former or current officer or employee of the Company or any of its subsidiaries.

Respectfully submitted,

The Committee on Management
Dr. Leo J. Thomas (Chair)
Raul E. Cesan
Michael E. Faherty
January 26, 1998

--------------------------------------------------------------------------------
Performance Graph

The following graph charts the Company's cumulative total shareowner return performance against the Standard & Poor's Telephone Index, the Standard & Poor's Long Distance Index and the Standard & Poor's 500 Index. A variety of factors may be used in order to assess a corporation's performance. This Performance Graph, which reflects the Company's total return against the selected peer group, reflects one such method. The performance of the Standard & Poor's Telephone Index and the Standard & Poor's Long Distance Index are weighted by the stock market capitalization of the companies within each of these peer groups. These same comparisons have been presented in the last two proxy statements.

                             [GRAPH APPEARS HERE]

FIVE YEAR CUMULATIVE RETURNS

                                     0    1993    1994    1995    1996    1997
-------------------------------------------------------------------------------
(circle)  Frontier Corporation $100.00 $128.57 $127.44 $180.06 $142.24 $154.88
(square)  S&P 500              $100.00 $110.10 $126.82 $174.54 $212.95 $285.42
(diamond) S&P Long Distance    $100.00 $111.53 $111.41 $150.78 $151.17 $212.23
(delta)   S&P Telephone        $100.00 $110.24 $101.48 $152.25 $153.24 $212.24
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Compensation of Company Management

We have included the following tables and other information to help you understand the compensation of the Company's executives. These tables reflect the components of compensation paid the executive officers of Frontier Corporation. Specifically, these include salary, bonus, stock options and a long-term incentive plan. The Company does not provide its executives with stock appreciation rights.

  The Report of the Committee on Management of the Board of Directors appears on pages 6 through 8 of this Proxy Statement. This Report discusses the factors taken into consideration in setting Mr. Bittner's and Mr. Clayton's compensation and the compensation of the other executive officers. A Performance Graph showing the performance of the Company's stock as compared to the Standard & Poor's 500 Index, the Standard & Poor's Telephone Index, and the Standard & Poor's Long Distance Index appears on page 8 of this Proxy Statement.

Summary Compensation Table

The following table provides a summary of compensation paid to the former CEO, the current CEO and the other four most highly compensated executive officers of the Company for services rendered to the Company and/or its subsidiaries over the past three fiscal years. The indicated titles are those held by each named executive officer as of February 10, 1998.


                                                                                               Long Term
                                                                                              Compensation
---------------------------------------------------------------------------------------------------------------------------
                                                        Annual Compensation                 Awards    Payouts
--------------------------------------------------------------------------------------------------------------

                                                                                Other   Securities
                                                                               Annual   Underlying              All Other
 Name                                                                         Compen-     Options/       LTIP     Compen-
 and Principal                                            Salary      Bonus    sation         SARs    Payouts      sation
 Position                                         Year        ($)        ($)    ($)(2)          (#)     ($)(3)      ($)(4)
---------------------------------------------------------------------------------------------------------------------------

R. L. Bittner                                     1997  $508,333   $      0   $     0       50,000        N/A    $580,853
Former Chairman and CEO                           1996  $700,000   $      0   $     0      175,000        N/A    $ 11,276
Frontier Corporation                              1995  $575,000   $660,000   $     0      502,000   $222,850    $ 42,703

J. P. Clayton (1)                                 1997  $364,583   $350,000   $     0      500,000        N/A    $475,535
CEO and President                                 1996       N/A        N/A       N/A          N/A        N/A         N/A
Frontier Corporation                              1995       N/A        N/A       N/A          N/A        N/A         N/A

R. L. Barrett (1)                                 1997  $322,500   $      0   $     0       50,000        N/A    $  4,638
Executive Vice President                          1996  $231,250   $      0   $84,670      200,000        N/A    $246,528
Frontier Corporation and                          1995       N/A        N/A       N/A          N/A        N/A         N/A
President--Network
Systems and Services

J. T. Carr                                        1997  $319,084   $      0   $     0       50,000        N/A    $  3,825
Executive Vice President                          1996  $270,000   $      0   $     0      100,000        N/A    $  5,226
Frontier Corporation and                          1995  $258,033   $208,466   $     0       86,400   $ 67,182    $  8,152
President--Frontier
Operations

L. L. Massaro (1)                                 1997  $406,248   $      0   $     0      150,000        N/A    $  5,064
Executive Vice President                          1996  $285,000   $      0   $     0      100,000        N/A    $  6,997
and Chief Financial and                           1995  $241,375   $219,199   $     0      126,400   $ 68,127    $ 17,234
Administrative Officer
Frontier Corporation

D. L. Reeves-Collins (1)                          1997  $262,841   $ 65,520   $18,205       70,500        N/A    $334,203
Senior Vice President                             1996  $146,035   $ 67,388   $     0       25,000        N/A    $ 42,868
and President--Frontier Sales                     1995  $110,300   $ 81,270   $     0       15,000   $ 33,882    $  3,750
---------------------------------------------------------------------------------------------------------------------------

(Footnotes to Summary Compensation Table)

(1) Mr. Clayton became an employee on June 9, 1997 and was named President and Chief Operating Officer effective June 16, 1997 and Mr. Barrett was named Executive Vice President effective March 26, 1996. Prior to those dates, neither had received any remuneration for services to Frontier Corporation or any of its subsidiaries. See also Long-Term Incentive Plans - Awards in Last Fiscal Year Table at page 11. The amount reflected as 1997 salary for Mr. Massaro includes a payment of $100,000 in connection with his Service Continuation Agreement. The amount reflected as 1997 salary for Ms. Reeves-Collins includes a cost-of-living adjustment of $84,706 paid to her in connection with her relocation, at that time, to California in her position as Frontier Corporation's Vice-President-Western Region. The amounts shown as bonus for Ms. Reeves-Collins in 1996 and in 1997 reflect commissions paid to her in connection with her prior sales management positions with Frontier's long distance business unit.

(2) The amount reported in this column for 1996 includes $84,670 paid to Mr. Barrett to offset income tax liabilities incurred by him. The amount reported in this column for 1997 includes $18,205 paid to Ms. Reeves-Collins to offset income tax liabilities incurred by her in 1996 and 1997.

(3) The Performance Unit Plan was discontinued in 1994. The 1995 Performance Unit Plan awards were the final payouts under that plan. In 1995, certain of the named executives received awards of restricted stock for which vesting is subject to performance criteria as well as the passage of time and continued employment. Specifically, Mr. Bittner was awarded 100,000 restricted shares, Mr. Massaro was awarded 20,000 restricted shares, and Mr. Carr was awarded 10,000 restricted shares. In 1996, Mr. Barrett was awarded 50,000 restricted shares under this plan. In 1997 Mr. Bittner was awarded 100,000 additional restricted shares and Messrs. Barrett, Carr and Massaro were each awarded 50,000 additional restricted shares. The first one-third of the restricted share grants issued in 1997 vested on February 4, 1998. No other restricted share grants have vested.

(4) "All Other Compensation" includes imputed income from term life insurance coverage and the Company's contributions to both the tax-qualified 401(k) and nonqualified defined contribution plans. For 1997, the dollar value of term life insurance coverage premiums paid by the Company for the benefit of the named executive officers was $25 for Mr. Bittner, $25 for Mr. Barrett, $13 for Mr. Clayton, $25 for Mr. Carr, $25 for Mr. Massaro and $25 for Ms. Reeves-Collins. The Company's 1997 contributions on behalf of the named executive officers to the tax-qualified 401(k) and nonqualified defined contribution plans, respectively, were as follows: $2,717 and $4,148 for Mr. Bittner; $2,675 and $1,938 for Mr. Barrett; $0 and $4,823 for Mr. Clayton; $3,800 and $0 for Mr. Carr; $2,581 and $2,458 for Mr. Massaro and $3,009 and $1,501 for Ms. Reeves-Collins. For Mr. Clayton and Ms. Reeves-Collins, "All Other Compensation" also includes the reimbursement of relocation fees in the respective amounts of $470,699 and $329,668. For Mr. Bittner, who died on August 31, 1997, "All Other Compensation" includes forgiven loan principal and interest in the amount of $309,344 and a payment to his estate in the amount of $264,619 representing 86 days of banked vacation.

The following companion tables to the Summary Compensation Table list the stock options granted during the 1997 fiscal year to the named executive officers, their stock option exercises in 1997 and the aggregate options they held at the end of 1997, long-term incentive plan restricted stock awards granted during 1997, and the estimated retirement benefits which would be paid to them at age 65.

Option/SAR Grants in Last Fiscal Year

The following table of Individual Grants includes a column designated as "Grant Date Present Value." The calculations in this column are based on the Black/Scholes Present Value Pricing Methodology. This is used to determine the theoretical value of a stock option. The parameters used in this model are the exercise or strike price, the term of the option or term to expiration, the underlying stock price, the weekly volatility of the stock, the prevailing interest rate, and the stock's dividend rate.

Individual Grants in 1997


                                                        % of Total
                                           Number of  Options/SARs
                               Securities Underlying    Granted to
                                        Options/SARs  Employees in   Exercise or    Expiration
                                             Granted   Fiscal Year    Base Price          Date        Grant Date Value

                                                                                                            Grant Date
  Name                                        (#)(1)                   ($/Share)                  Present Value ($)(4)
------------------------------------------------------------------------------------------------------------------------

R. L. Bittner(3)                              50,000         1.42%      $21.8750       2/04/07              $  377,700

J. P. Clayton(3)                             500,000        14.21%      $19.4375       6/09/07              $3,194,500

R. L. Barrett(3)                              50,000         1.42%      $21.8750       2/04/07              $  377,700

J. T. Carr(3)                                 50,000         1.42%      $21.8750       2/04/07              $  377,700

L. L. Massaro(3)                              50,000         1.42%      $21.8750       2/04/07              $  377,700
                                             100,000         2.84%      $23.3125      11/17/07              $  753,900

D. L. Reeves-Collins(2) (3)                   20,500         0.58%      $21.8750       2/04/07              $  154,851
                                              50,000         1.42%      $23.5625      10/13/07              $  372,300
------------------------------------------------------------------------------------------------------------------------


(1) The options granted under the Management Stock Incentive Plan have the following material terms: exercise price is the market price (based on the closing price of the Company's common stock on the New York Stock Exchange) on the date of the option grant; 1/3 of the options granted may be exercised commencing one year following the grant date, a second 1/3 may be exercised commencing two years following the grant date, and the remaining 1/3 may be exercised commencing three years following the grant date. Options may not be transferred other than by will or the laws of descent and distribution. An option may be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. In the event of a "change in control" as defined by the Management Stock Incentive Plan, all options become immediately vested and exercisable.

(2) The Options granted Ms. Reeves-Collins on February 4, 1997, were pursuant to the Employees' Stock Option Plan and have the following material terms: exercise price is the market price (based on the closing price of the Company's common stock on the New York Stock Exchange) on the date of the option grant; all of the options granted may be exercised commencing two years following the grant date; options may not be transferred other than by will or the laws of descent and distribution. An option may be exercised upon written notice to the Company accompanied by payment in full for the shares being acquired. In the event of a "change in control" as defined by the Employees' Stock Option Plan, all options become immediately vested and exercisable.

(3) Options were granted to Mr. Clayton on June 9, 1997, at an exercise price equal to Frontier Corporation's closing stock price on that date of $19.4375 per share. Options were granted to all other named executive officers on February 4, 1997, at an exercise price equal to Frontier's closing stock price on that date of $21.8750 per share. Ms. Reeves-Collins received an additional grant of options on October 13, 1997, at an exercise price equal to Frontier's closing stock price on that date of $23.5625. Mr. Massaro received an additional grant of options effective November 17, 1997, at an exercise price equal to Frontier's closing stock price on that date of $23.3125.

(4) The Black/Scholes pricing model is a methodology by which to determine the theoretical value of a stock option. The parameter assumptions used in the model are as follows:

                                                                                  Expected       Dividend
     Grant                   Exercise   Option    Underlying      Risk Free         Weekly          Yield
      Date                      Price     Term   Stock Price           Rate     Volatility       (Weekly)

    2/4/97                   $21.8750   10 yrs.     $21.8750         6.420%           .309         3.215%
    6/9/97                   $19.4375   10 yrs.     $19.4375         6.490%           .322         3.694%
  10/13/97                   $23.5625   10 yrs.     $23.5625         6.070%           .322         3.694%
  11/17/97                   $23.3125   10 yrs.     $23.3125         6.170%           .329         3.754%

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                                      Number of Securities          Value of Unexercised
                                                                    Unexercised Underlying     In-the-Money Options/SARs
                                         Shares                     Options/SARs at FY End                  at FY End(2)
                                       Acquired        Value   -----------------------------------------------------------
                                    On Exercise     Realized   Exercisable   Unexercisable   Exercisable   Unexercisable

  Name                                      (#)       ($)(1)           (#)             (#)           ($)             ($)
--------------------------------------------------------------------------------------------------------------------------
R. L. Bittner                                 0          N/A       543,799         334,001      $727,675      $  178,500
J. P. Clayton                                 0          N/A             0         500,000      $      0      $2,281,250
R. L. Barrett                                 0          N/A        66,666         183,334      $      0      $  106,250
J. T. Carr                                    0          N/A       130,333         145,467      $196,475      $  124,950
L. L. Massaro                                 0          N/A       153,999         258,801      $181,663      $  193,700
D. L. Reeves-Collins                          0          N/A        46,400          70,550      $ 43,150      $   65,438
--------------------------------------------------------------------------------------------------------------------------

(1) Aggregate market value of the shares acquired or covered by the option less the aggregate exercise price.

(2) Options are valued at the market value of Frontier Corporation common stock at December 31, 1997, (closing price of $24.00) less the per share option exercise price, multiplied by the number of exercisable/unexercisable options.

Long-Term Incentive Plans - Awards in Last Fiscal Year

                                       Number of      Performances or
                                   Shares, Units   Other Period Until
                                        or Other        Maturation or
  Name                                Rights (#)               Payout
-----------------------------------------------------------------------

R. L. Bittner                            100,000                  (1)
J. P. Clayton                                  0
R. L. Barrett                             50,000                  (1)
J. T. Carr                                50,000                  (1)
L. L. Massaro                             50,000                  (1)
D. L. Reeves-Collins                           0
-----------------------------------------------------------------------


(1) Messrs. Bittner, Barrett, Carr and Massaro each were awarded shares of restricted stock on February 4, 1997, under the Management Stock Incentive Plan which is a long-term incentive plan. Vesting is subject to performance criteria as well as the passage of time and continued employment. No greater than one-third of the award can be paid in either 1998 or 1999. The first third vested February 4, 1998, upon achievement of at least a $24.00 stock price for twenty business days in a thirty business day period. The remaining two-thirds will vest upon the achievement of stock prices of $26.00 and $29.00 for twenty business days in a thirty business day period. Unvested restricted share awards expire on February 28, 2000. Recipients of restricted shares have full voting rights on the shares and are entitled to receive accumulated dividends when the shares vest. In the event of death, disability, or retirement, individuals (or their estates) will be entitled to a distribution of restricted shares upon the achievement of the vesting criteria, prorated to reflect their periods of active participation during the grant term. In the event of a "change in control" as defined by the Management Stock Incentive Plan, all restricted shares become immediately vested.

Pension Plans

The following table shows the estimated annual benefits payable upon retirement at age 65 to individuals in specified remuneration and years of service classifications. Furthermore, the amounts set forth are neither subject to any deduction for Social Security benefits or any other offsets nor adjusted to reflect maximum allowable benefits under the Internal Revenue Code.

  Certain of the Company's officers are participants in the Company's Pension Plan for Non-Bargaining Employees (The "Management Pension Plan") as supplemented by a Supplemental Management Pension Plan ("SMPP"). Of those listed in the Summary Compensation Table, Messrs. Bittner, Carr, and Massaro and Ms. Reeves-Collins participate in these Plans. The annual aggregate pension benefit for an officer under these Plans is based upon several factors and is largely determined by the number of years of employment multiplied by a percentage of the officer's three consecutive years of highest average annual compensation preceding retirement.

  Both the Company's Management Pension Plan and the SMPP have been amended and were frozen effective December 31, 1996. Benefit calculations under both pension plans were increased by 20% for all plan participants who had five or more years of service under the Plans by December 31, 1996. Additionally, early retirement requirements were reduced by three years of service and three years of age as final enhancements to both plans.

Pension Plan Table


Years of Service/
     Remuneration              (15)      (20)      (25)      (30)      (35)
-----------------------------------------------------------------------------

         $250,000            67,648    90,197   112,746   135,295   157,844
          300,000            81,508   108,677   135,846   163,015   190,184
          350,000            95,368   127,157   158,946   190,735   222,524
          400,000           109,228   145,637   182,046   218,455   254,864
          450,000           123,088   164,117   205,146   246,175   287,204
          500,000           136,948   182,597   228,246   273,895   319,544
          550,000           150,808   201,077   251,346   301,615   351,884
          600,000           164,668   219,557   274,446   329,335   384,224
          650,000           178,528   238,037   297,546   357,055   416,564
          700,000           192,388   256,517   320,646   384,775   448,904
          750,000           206,248   274,997   343,746   412,495   481,244
          800,000           220,108   293,477   366,846   440,215   513,584
          850,000           233,968   311,957   389,946   467,935   545,924
          900,000           247,828   330,437   413,046   495,655   578,264
          950,000           261,688   348,917   436,146   523,375   610,604
        1,000,000           275,548   367,397   459,246   551,095   642,944
        1,050,000           289,408   385,877   482,346   578,815   675,284
        1,100,000           303,268   404,357   505,446   606,535   707,624
-----------------------------------------------------------------------------


  Messrs. Clayton, Barrett, Carr, and Massaro and Ms. Reeves-Collins each have executive contracts which may pay a benefit in the event of a "Change in Control" of the Company. As an executive officer, Mr. Bittner also had such a contract. These contracts are explained in detail on page 13 of this Proxy Statement. With the exception of Messrs. Clayton and Barrett, each of them also participates in the Company's Pension Plan. Under SMPP, the service factor would include, subject to certain limitations, the amount of service for which payment is made to each of them under their respective executive contract.

  The SMPP also provides that in the event of a Change in Control of the Company, the Board may not terminate a participant's benefit and the Employees' Benefit Committee may not change prior decisions regarding a participant's service factor.

  Effective January 1, 1994, the Company established a Supplemental Executive Retirement Plan ("SERP") which covers Messrs. Carr and Massaro plus three other current executives and also covered Mr. Bittner during his lifetime. The Plan has an accrual and vesting schedule based on years of service and age. A maximum benefit of 60% of final compensation will be paid to an executive retiring at age 50 or older with 30 or more years of service. Payments made under the Company's Management Pension Plan and the Supplemental Management Pension Plan are included in determining the ultimate benefit payable under the SERP. However, in order to qualify for the SERP benefit, a covered executive must be at least 50 years of age. Executive officers who are not at least 50 years old when they retire would only receive the retirement benefits set forth in the above Pension Plan Table and would receive no SERP benefit.

Effective December 31, 1999, the SERP will be frozen with no enhancements. Neither Messrs. Clayton and Barrett nor Ms. Reeves-Collins are covered by the SERP.

  For the purpose of the Management Pension Plan, annual compensation includes all taxable W-2 compensation plus deferred compensation. For the purpose of SMPP and the SERP, annual compensation is the same as that given in the Salary and Bonus columns of the Summary Compensation Table for the named executive officers. The number of years of employment of such individuals for the purposes of these Plans currently are as follows: Mr. Carr - 28, Ms. Reeves-Collins - 14 and Mr. Massaro - 30. Messrs. Clayton and Barrett are not covered by these Plans, have no years of employment for purposes of these Plans, and will receive no benefits under these Plans. At Mr. Bittner's death on August 31, 1997, he had 35 years of service for purposes of these Plans.

  Ms. Reeves-Collins has not yet attained the age and years of service criteria to be retirement eligible. If her employment ended as of the current date, Ms. Reeves-Collins would receive a deferred pension based upon the amount reflected in the Pension Plan Table. Since Messrs. Carr and Massaro have each attained the age of 50 years and have respectively 28 and 30 years of service credit, each is entitled to a full pension based on the amount reflected in the Pension Plan Table. Assuming compensation at his January 31, 1998 level, if Mr. Carr were to retire, he would additionally receive an annual SERP benefit of $35,938. Mr. Massaro retired effective February 26, 1998, and will receive an annual SERP benefit of $52,548. Mr. Bittner participated in all of the above plans, but is now deceased. Under the terms of the Plans, his surviving spouse is entitled to receive an amount equal to what his benefit would have been had he retired as of his date of death.

Employment Contracts

The Company has entered into employment agreements with certain of its executive officers. Effective August 16, 1995, the Company entered into three-year employment agreements, with provisions for annual renewals, with Messrs. Bittner, Carr and Massaro. Effective March 26, 1996, the Company also entered into a three-year employment agreement, with a provision for annual renewals, with Mr. Barrett. Additionally, the Company entered into a similar agreement on October 13, 1997, with Ms. Reeves-Collins. Each of these agreements provides for specific compensation, duties and terms and conditions of employment. Each agreement also provides that, in the event of a change in control (as defined in the agreement) which is followed within three (3) years by termination of employment under certain circumstances, the employee will be entitled to all accrued compensation, a pro rata bonus, a cash severance payment (as determined under the agreement), the cash value of certain retirement amounts (if applicable and as determined under the agreement) and continuation for three years of certain health and life insurance benefits. Additionally, in the event any of these amounts are determined to trigger an Excise Tax (as defined in the agreement), the employee may also be entitled to a Gross-Up Payment (also as defined in the agreement).

  Effective January 1, 1998, the Company entered into an employment agreement with Mr. Clayton. Mr. Clayton's agreement has a three-year term with annual renewals and specifies the duties of his employment. It also provides for an annual base compensation of $725,000, a short-term incentive as established under the Company's Executive Compensation Program, a grant of 200,000 stock options, and the grant of a total of 300,000 restricted shares with vesting tied to specific performance criteria linked to an increase in the Company's stock price and the passage of time. Of this grant, 200,000 restricted shares will vest over three years, assuming achievement of certain specific stock price appreciation targets. The performance criteria for the remaining 100,000 restricted shares is a specific stock price appreciation target to be achieved over 12, 18 or 24 months. Assuming achievement of these stock price appreciation targets, the 100,000 restricted shares will vest five years following the grant date. Mr. Clayton's employment agreement also contains termination and change-in-control provisions substantially similar to the agreements of the other named executive officers. This agreement superseded a prior agreement which was effective June 9, 1997, addressed Mr. Clayton's responsibilities as President and anticipated that he would eventually assume the position of Chief Executive Officer.

  During 1997, Mr. Massaro indicated a desire to retire. The Company and Mr. Massaro agreed that it was in the best interests of Frontier to ensure an orderly transition of his duties and responsibilities. The Company wished also to avail itself of Mr. Massaro's expertise for a period of time following his retirement. Mr. Massaro retired from the Company on February 26, 1998. Effective December 29, 1997, the Company and Mr. Massaro entered into a Service Continuation Agreement which governed Mr. Massaro's compensation, duties, employment responsibilities and post-employment consulting obligations through his retirement date and ending February 28, 1999. In consideration for his continued services through the end of the retention term of the Service Continuation Agreement, Mr. Massaro received a cash transition incentive in the amount of $100,000, a retention payment in the amount of $710,000 at retirement, a stock transition incentive consisting of 100,000 stock options granted effective November 17, 1997 and vesting over three years, and credit for an additional 24 months of service for purposes of determining retirement benefits. Following the date of his retirement, Mr. Massaro is obligated to render continued services for a period of one year to the Company in the capacity of a consultant in those areas in which he had involvement and expertise while an executive officer of Frontier. Mr. Massaro will receive a consulting payment of $355,000 plus reimbursement of necessary business-related expenses during the consulting period. The Service Continuation Agreement also provides that Mr. Massaro would receive title to his Company automobile, cellular telephone and similar telecommunications equipment which the Company had made available for his personal use, the value of banked vacation time, the cash value of certain medical and insurance benefits, and financial planning for a period of two years. The agreement specifies certain other executive perquisites which terminate upon his retirement. The agreement restricts Mr. Massaro's ability to engage in certain activities deemed to be in competition with Frontier Corporation for a specific period of time. In the event of a change in control during the term of the Service Continuation Agreement, the consulting payments due Mr. Massaro accelerate and become immediately payable.

--------------------------------------------------------------------------------
Indebtness of Management

Effective April 1, 1996, Frontier Corporation loaned Kevin Bennis the sum of $250,000 for a term of three years, with interest at the applicable federal rate in effect for the month of April 1996, as an inducement for him to enter the employ of Frontier Corporation. One-third of the principal and all of the accrued interest was to be forgiven on each of the first three anniversaries of the loan. Forgiveness was conditioned upon Mr. Bennis's continued employment with the Company. Upon his leaving the employ of Frontier Corporation for any reason before the end of the three-year period, the balance remaining and interest thereon at the prime rate plus 1% would become immediately due and payable.

  Mr. Bennis left Frontier Corporation on October 13, 1997 and $167,000 remained outstanding on this loan. In connection with the termination of his employment, the Company agreed that it would forgive the loan balance at the end of two years, contingent upon Mr. Bennis's satisfactory compliance with the terms of his separation agreement. Until then, the loan remains payable and may be called by the Company at any time. The other major terms of Mr. Bennis's separation agreement are described in more detail below at "Business Transactions and Relationships".

  In March 1997, the Company made a personal loan to Mr. Bittner in the sum of $300,000 for a term of five years, with interest at the then applicable federal rate. Mr. Bittner was obligated to repay one-fifth of the principal and all of the accrued interest annually on the anniversary of the loan. However, Mr. Bittner died prior to the first anniversary of the loan. In September 1997, the Company forgave the loan balance and all associated interest.

--------------------------------------------------------------------------------
Business Transactions and Relationships

Alan Hasselwander and the Company entered into a consulting arrangement under which he serves as Chair of the North American Numbering Council ("NANC"). The NANC advises the Federal Communications Commission ("FCC") on telecommunications industry numbering issues, including implementation of the FCC's number portability rules. Mr. Hasselwander's consulting agreement provides that he will perform services on a per diem basis and is reimbursed for necessary expenses. During 1997, Mr. Hasselwander received $122,000, plus reimbursement for expenses, under this consulting arrangement. The Company anticipates that Mr. Hasselwander will continue to render services during 1998 pursuant to this consulting arrangement but is, at this time, unable to anticipate the amount which it will pay for any future services.

  Dale Gregory retired from the Company effective October 13, 1997, and Kevin Bennis resigned effective that same date. Each was an executive officer of the Company. In connection with Mr. Gregory's retirement and Mr. Bennis's resignation, each of them entered into an individual separation agreement with the Company under which each received a severance payment equal to twice his own annual base compensation, perquisite cash equivalent, and 401(k) plan contributions. Because there was no general bonus payout for executives, no payment for bonus was included in these severance amounts. In addition, the Company agreed to continue for each of them certain medical and life insurance benefits for a period of 24 months after termination. Mr. Gregory's and Mr. Bennis's respective separation agreements restrict their ability to engage in certain activities deemed to be in competition with Frontier Corporation for a specific period of time. Mr. Gregory's separation agreement also provided for completion of the previously authorized bridging of his pension eligibility so that he would be eligible immediately to receive a full pension. As discussed in more detail above at "Indebtedness of Management", Mr. Bennis's separation agreement also provided for forgiveness of his outstanding loan balance.

--------------------------------------------------------------------------------
Compensation Committee Interlocks and Insider
Participation in Compensation Decisions

The Committee on Management serves as the compensation committee. The members of the Committee on Management at the end of the last completed fiscal year were Mr. Cesan, Mr. Faherty and Dr. Thomas (Chair). None of these persons were, during 1997 or previously, an officer or employee of the Company or any of its subsidiaries.

  The full Board of Directors accepted the recommendation of the Committee on Management concerning Mr. Bittner's compensation and Mr. Clayton's compensation. Mr. Hasselwander is a former officer of the Company and, during 1997, he participated in those deliberations of the Company's Board of Directors in which the Board accepted the Committee on Management's recommendations concerning executive officer compensation. Mr. Hasselwander is not a member of the Committee on Management. No executive officer of the Company has, during 1997 or previously, served as a director or member of the compensation committee of any other entity that has an executive officer who serves or has served either as a member of the Committee on Management or as a member of the Board of Directors of Frontier Corporation.

--------------------------------------------------------------------------------
Indemnification of Certain Persons

The Company and its subsidiaries indemnify their Directors and officers against certain liabilities they may incur. As authorized by New York State Law, the Company and its subsidiaries have purchased insurance from the Chubb Group, Gulf Insurance Company, and Reliance National, insuring the Company and its subsidiaries against amounts they may pay as a result of indemnifying their officers and

Directors. These insurance policies also insure all officers and Directors of the Company and its affiliates for additional liabilities against which the Company and its affiliates may not provide indemnification. The insurance was renewed on May 21, 1997 for a period of one year. During 1997, the Company paid $510,400 for this insurance and the renewal policy costs will be negotiated in Spring, 1998.

--------------------------------------------------------------------------------
Proposal 2-Ratification of Public Accountant

YOUR BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" THIS PROPOSAL.

The Company's public accountant is Price Waterhouse LLP. At the Annual Meeting, the shareowners will consider and vote upon a proposal to ratify the public accountant for the Company's fiscal year ending December 31, 1998. The Audit Committee of the Board of Directors has recommended that shareowners ratify the re-election of Price Waterhouse LLP as public accountant for that year. No member of the Audit Committee is an officer or employee of the Company. The Board of Directors unanimously recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR the foregoing proposal unless otherwise indicated. Approval of this proposal will require the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of the common stock outstanding.

  Representatives of Price Waterhouse LLP will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareowners.

--------------------------------------------------------------------------------
1999 Meeting--Future Proposals of Shareowners

In order to be eligible for inclusion in the proxy materials for the Company's 1999 Annual Meeting of Common Shareowners, any shareowner proposal to take action at such meeting must be received at the Company's principal executive offices by November 12, 1998. Any such proposal should be addressed to 180 South Clinton Avenue, Rochester, New York 14646, Attention: Josephine S. Trubek, Corporate Secretary.

  In addition, the Company's By-Laws establish an advance notice procedure with regard to certain matters, including shareowner proposals not included in the Company's proxy statement, to be brought before an annual meeting of shareowners. In general, in order to bring a matter before the meeting, notice must be received by the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary of the immediately preceding annual meeting.

  The notice must contain information as specified in the By-Laws concerning the matters to be brought before such meeting and concerning the shareowner proposing such matters. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than the anniversary date, notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made. However, if a shareowner complies with the requirements to have a proposal included in the proxy materials, he or she is deemed to have complied with this advance notice procedure. If a shareowner who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present that proposal at the meeting, the Company need not present the proposal for a vote at the meeting. In order to provide an admission card, we do ask that if a proposal is to be presented by a qualified representative, the shareowner advise us of the identity of the person who will be presenting the proposal.

--------------------------------------------------------------------------------
Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matter for action at the Annual Meeting other than those set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, the holders of the proxies will act in accordance with their best judgment. In the event a nominee is unable to serve, the proxies will vote upon a substituted nominee.

  An admission ticket will be required to enter the Annual Meeting. Please use the form attached to your proxy card to request your ticket. Ticket requests after April 10, 1998 should be made by calling the Shareowner Line: 1-800-836-0342. If you hold your shares through your broker or otherwise are not a record holder, you may be asked to show evidence of your share position in order to enter the Annual Meeting.

March 12, 1998

[LOGO OF FRONTIER CORPORATION/SM/]

Frontier Corporation

Frontier Center
180 South Clinton Avenue
Rochester, New York 14646-0700

                              [MAP APPEARS HERE]

                            (Cut along dotted line)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Ticket Request

If you plan to attend the Annual Meeting of Shareowners at 10:30 a.m., local time, on Wednesday, April 29, 1998, at the Westin Southfield-Detroit Hotel, 1500 Town Center in Southfield, Michigan, use this Form to request your admission ticket. Complete the form by typing or printing your name and address. If your request is received by April 10, 1998, an admission ticket will be mailed to you. All other admission tickets will be provided beginning at 9:30 a.m. at the registration desk for the meeting. (Doors to the meeting will not open before 9:30 a.m.) The envelope provided for the return of your proxy card should also be used to return this form. Alternatively, tickets may be requested by calling the Shareowner Line, 1-800-836-0342. If you hold your shares through your broker or otherwise are not a record holder, we may require you to show evidence of your share position before you will be allowed into the Annual Meeting.

NOTE: IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREOWNER OF RECORD (I.E., YOUR BANK, BROKER, TRUSTEE, ETC.) THAT YOU WISH TO ATTEND THE MEETING. THE REGISTERED OWNER MUST PROVIDE YOU WITH EVIDENCE OF YOUR STOCK OWNERSHIP SO THAT YOU MAY GAIN ADMITTANCE TO THE MEETING.

I plan to attend the meeting.
(Please print or type)

Name
--------------------------------------------------------------------------------

Street
--------------------------------------------------------------------------------

City
--------------------------------------------------------------------------------

State                                                 Zip Code
--------------------------------------------------------------------------------


                                  DETACH HERE


                                     PROXY

                        [Logo of Frontier Corporation]

  I authorize each of Joseph P. Clayton and/or Josephine S. Trubek, or substitutes selected by them, to vote all shares of Frontier Corporation which I am entitled to vote at the Annual Meeting of Shareowners on April 29, 1998, or at any adjournment thereof, as specified below.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION TO THE CONTRARY IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND THE RATIFICATION OF THE PUBLIC ACCOUNTANT.

            CONTINUED, AND TO BE SIGNED AND DATED, ON REVERSE SIDE   SEE REVERSE
                                                                         SIDE

[Logo of Frontier Corporation]

180 SOUTH CLINTON AVENUE
ROCHESTER, NY 14646



     VOTE VIA TELEPHONE OR THE INTERNET -- IT'S QUICK, EASY AND IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5 p.m. EDT, April 28, 1998. If you wish to change your address or notify the company that you plan to attend the meeting, please mark the boxes below and return your proxy by mail or call the Shareowner Line at 1-800-836-0342 to request an admission ticket.


TELEPHONE VOTING:

 .  THERE IS NO CHARGE FOR THIS CALL.

 . On a Touch Tone Telephone call TOLL FREE 1-888-807-7699 24 hours per day - 7 days a week.

 . You will be asked to enter the Control Number which is located above your name and address below.


________________________________________________________________________________
       OPTION #1: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1.
________________________________________________________________________________

      YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL.


________________________________________________________________________________
OPTION #2: If you choose to vote ON EACH PROPOSAL SEPARATELY, press 2. You will hear these instructions:
________________________________________________________________________________

Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD YOUR VOTE FROM ALL nominees, press 2; To vote FOR EACH NOMINEE SEPARATELY, press 3. Please listen to the instructions to cast your votes.

Proposal 2: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1; to vote
            AGAINST, press 2; to ABSTAIN, press 3.

       YOUR VOTE WILL BE CONFIRMED AND CAST AS YOU DIRECTED. END OF CALL


INTERNET VOTING:

 .  AS WITH ALL INTERNET ACCESS, USAGE OR SERVER FEES MUST BE PAID BY THE USER.

Visit our Internet voting site at HTTP://WWW.EQUISERVE.COM/PROXY/ and follow the instructions on your screen. These instructions are similar to those above for telephone voting.


________________________________________________________________________________
If you vote via telephone or the Internet, it is not necessary to return your proxy by mail. THANK YOU FOR VOTING.
________________________________________________________________________________


                                  DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

________________________________________________________________________________
       THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSALS 1 AND 2.
________________________________________________________________________________

1. NOMINEES FOR DIRECTORS: Patricia C. Barron, Joseph P. Clayton, Raul E. Cesan, Brenda E. Edgerton, Jairo A. Estrada, Michael E. Faherty,
   Alan C. Hasselwander, Robert Holland, Jr., Douglas H. McCorkindale, and Dr. Leo J. Thomas

                    WITHHELD
     FOR              FROM
     ALL    [_]       ALL    [_]
   NOMINEES         NOMINEES


   [_] ______________________________________
       For all nominees except as noted above



2. Ratification of Price Waterhouse LLP as the Public Accountant.


   FOR    AGAINST    ABSTAIN
   [_]      [_]        [_]
________________________________________________________________________________

3. To vote in favor of any substituted director if a nominee is unable to serve and to act in their discretion upon such other matters which may properly come before the meeting, or which are incident to the conduct of the meeting, or which the Board of Directors does not know, at the time of this solicitation, will be presented at the meeting.

                                           MARK HERE            MARK HERE
                                           FOR ADDRESS          IF YOU PLAN
                                           CHANGE AND   [_]     TO ATTEND    [_]
                                           NOTE AT LEFT         THE MEETING

                                   (Please sign exactly as name appears at left)

Signature:____________________________________  Date:________

Signature:____________________________________  Date:________